99.(a)(xiv)


                      [AUDIOVOX LETTERHEAD]




November 7, 1996


Dear Audiovox Bondholder:

By now you should have received an information packet relating to the Company's offer to exchange $1,000 principal amount of Audiovox's 6 1/4% Convertible Subordinated Debentures for 165 shares of Audiovox Class A Common Stock.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
ON MONDAY, NOVEMBER 25, 1996.

The information package contains a detailed explanation of the Exchange Offer as well as instructions on how to exchange your bonds for the Company's Class A Common Stock. You must notify your broker to participate in the Exchange Offer. Should you have any questions on exchange procedures, please contact your broker or call Audiovox at (516) 436-6550.

We have arranged an informational meeting to discuss the Company's growth strategies and the Exchange Offer. Members of the Company's senior management will be present. You are cordially invited to attend the meeting and to participate in the conference call referenced below.

                            MEETING:
             TUESDAY, NOVEMBER 19, 1996 AT 3:00 P.M.
                    THE WALDORF ASTORIA HOTEL
                 301 PARK AVENUE AT 49TH STREET
                       NEW YORK, NEW YORK

To assist us in planning, please RSVP to Joseph Kist, Edelman
Worldwide at (212) 704-8239

                         CONFERENCE CALL
        THURSDAY, NOVEMBER 21, 1996 AT 2:00 P.M., E.S.T.

If you would like to participate in the conference call, please call (800) 553-2379, five minutes before the scheduled start time.